RYDEX SERIES TRUST
6116 Executive Boulevard, Suite 400
Rockville, Maryland, 20852

PRECIOUS METALS FUND

Notice of Special Meeting of Shareholders to be held on September 24, 1999

	Notice is hereby given that a Special Meeting of Shareholders (the "Meeting")of the Precious Metals Fund (the "Fund") of the Rydex Series Trust (the "Trust"), will be held at the offices of the Trust, 6116 Executive Boulevard, Suite 400, Rockville, Maryland, 20852 on Friday, September 24, 1999 at 9:00 a.m. Eastern Time. At the Meeting, you will be asked to consider and act upon the following:

1.	TO APPROVE OR DISAPPROVE A CHANGE OF THE FUND'S INVESTMENT
OBJECTIVE SO THAT THE FUND WOULD SEEK CAPITAL APPRECIATION BY
 INVESTING IN U.S. AND FOREIGN COMPANIES INVOLVED IN THE PRECIOUS METALS INDUSTRY, INCLUDING EXPLORATION, MINING, PRODUCTION AND DEVELOPMENT, AND OTHER PRECIOUS METALS-RELATED SERVICES, INSTEAD OF SEEKING TO PROVIDE INVESTMENT RESULTS THAT CORRESPOND TO A BENCHMARK PRIMARILY FOR PRECIOUS METALS-RELATED SECURITIES. THE REVISED OBJECTIVE WOULD BE A NON-FUNDAMENTAL POLICY OF THE FUND, AND COULD BE CHANGED WITHOUT FURTHER SHAREHOLDER APPROVAL.

2.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
 THE MEETING.

	The persons named as proxies are authorized to vote on such other business as may properly come before the Meeting in accordance with their own discretion.

	Shareholders of record at the close of business on August
17, 1999 are entitled to notice of and to vote at the Meeting or any adjournment thereof.


						By Order of the Board of
Trustees


						Robert M. Steele, Secretary

August 31, 1999